As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-229427

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
(Continental Merger Sub, LLC, as successor by merger to
Griffin-American Healthcare REIT III, Inc.)
(Exact name of registrant as specified in its charter)
___________________________

Maryland (State or other jurisdiction of incorporation or organization)	46-1749436 (I.R.S. Employer Identification No.)
___________________________
 18191 Von Karman Avenue, Suite 300
Irvine, California 92612
(949) 270-9200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
___________________________

Danny Prosky Chief Executive Officer and President 18191 Von Karman Avenue, Suite 300 Irvine, California 92612 (949) 270-9200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
___________________________

Copy to:
Lauren B. Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
3343 Peachtree Road, NE
1600 Atlanta Financial Center
Atlanta, Georgia 30326
(404) 233-7000
Approximate date of commencement of proposed sale to public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333- 229427) filed by Griffin-American Healthcare REIT III, Inc. (the “Registrant”) with the Securities and Exchange Commission on January 30, 2019 registering 21,344,747 shares of common stock, $0.01 par value per share, for a maximum aggregate offering price of $200,000,000 (the “Registration Statement”).
On October 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2021, by and among the Registrant, Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership, Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership, and Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“Merger Sub”), the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a subsidiary of GAHR IV (the “Merger”).
At the effective time of the Merger, each issued and outstanding share of the Registrant’s common stock, $0.01 par value per share, was converted into the right to receive 0.9266 shares of GAHR IV Class I common stock, $0.01 par value per share, subject to the treatment of fractional shares in accordance with the Merger Agreement.
As a result of the Merger, the Registrant has terminated any and all offerings of its securities under the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 4, 2021.

CONTINENTAL MERGER SUB, LLC (as successor by merger to Griffin-American Healthcare REIT III, Inc.) By: American Healthcare REIT, Inc., its sole member

By:	/s/ Danny Prosky
Name:	Danny Prosky
Title:	Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.